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                                                                                                                EXHIBIT 12

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                                                HERSHEY FOODS CORPORATION
                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       (in thousands of dollars except for ratios)
                                                       (Unaudited)

                                                                    For the Six Months Ended
                                                                  ---------------------------
                                                                     July 2,         July 4,
                                                                      2000            1999
                                                                  -------------   -----------
Earnings:

    Income before income taxes                                     $182,257        $423,636(a)

    Add (deduct):

         Interest on indebtedness                                    37,907          36,980
         Portion of rents representative of the
           interest factor (b)                                        7,699           6,571
         Amortization of debt expense                                   244             243
         Amortization of capitalized interest                         2,119           1,613
                                                                   --------        --------

              Earnings as adjusted                                 $230,226        $469,043
                                                                   ========        ========

Fixed Charges:

         Interest on indebtedness                                  $ 37,907        $ 36,980
         Portion of rents representative of the
           interest factor (b)                                        7,699           6,571
         Amortization of debt expense                                   244             243
         Capitalized interest                                             1           1,214
                                                                   --------        --------

              Total fixed charges                                  $ 45,851        $ 45,008
                                                                   ========        ========

Ratio of earnings to fixed charges                                     5.02           10.42
                                                                   ========        ========


NOTE:

(a) Includes a gain of $243.8 million on the sale of the Corporation's pasta business.

(b) Portion of rents representative of the interest factor consists of one-third of rental expense for operating leases.

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